Exhibit 16.1

March 19, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01(a) of Commercial Vehicle Group Inc.’s Form 8-K dated March 19, 2012, and have the following comments:

1.	We agree with the statements made in the second, third and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the first paragraph, except we agree the Company notified Deloitte of its dismissal on March 14, 2012.

We have read Item 4.01(b) of Commercial Vehicle Group Inc.’s Form 8-K dated March 19, 2012 and have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP

Columbus, Ohio